Artisan Partners Asset Management Inc. Reports December 2020 Assets Under Management
Milwaukee, WI - January 12, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of December 31, 2020 totaled $157.8 billion. Separate accounts1 accounted for $83.0 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $74.8 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of December 31, 2020 - ($ Millions)
Growth Team
Global Opportunities	$26,487
Global Discovery	2,148
U.S. Mid-Cap Growth	17,504
U.S. Small-Cap Growth	6,546
Global Equity Team
Global Equity	2,829
Non-U.S. Growth	21,684
Non-U.S. Small-Mid Growth	7,543
U.S. Value Team
Value Equity	3,479
U.S. Mid-Cap Value	3,670
International Value Team
International Value	24,107
Global Value Team
Global Value	22,400
Select Equity	17
Sustainable Emerging Markets Team
Sustainable Emerging Markets	679
Credit Team
High Income	6,241
Developing World Team
Developing World	8,853
Antero Peak Group
Antero Peak	2,573

Other Assets Under Management[2]	1,016
Total Firm Assets Under Management ("AUM")	$157,776

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

2 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy, the Antero Peak Group in the Antero Peak Hedge strategy, and the International Value Team in the International Small Cap Value strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.